UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

IRADIMED CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

IRADIMED CORPORATION

1025 Willa Springs Drive, Winter Springs, Florida 32708

April 30, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of IRADIMED CORPORATION, which will be held on Thursday, June 19, 2025, 10:00 a.m., local time, at 1025 Willa Springs Drive, Winter Springs, Florida 32708, the location of our offices (the “Annual Meeting”).

The matters to be voted on at the Annual Meeting are listed in the accompanying notice of the Annual Meeting and are described in more detail in the accompanying proxy statement. Whether or not you plan to attend the Annual Meeting, we encourage you to vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend.

We thank you for your continued support and we look forward to the Annual Meeting.

Sincerely,

/s/ Roger Susi
Roger Susi
Chairman of the Board, President and Chief Executive Officer

IRADIMED CORPORATION
1025 Willa Springs Drive, Winter Springs, Florida 32708

Notice of Annual Meeting of Stockholders

to be held on Thursday, June 19, 2025

Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of IRADIMED CORPORATION (the “Company”) will be held on Thursday, June 19, 2025, 10:00 a.m., local time, at 1025 Willa Springs Drive, Winter Springs, Florida 32708.

The Annual Meeting is being held for the following purposes:

1.	To elect the following persons to serve as directors until the Company’s 2026 annual meeting of stockholders, (each to serve until a successor is duly elected and shall qualify, or until their earlier death, resignation, or removal):

Roger Susi

Monty Allen

Anthony Vuoto

Hilda Scharen-Guivel, and

James Hawkins

2.	To ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025; and

3.	To approve, on a non-binding advisory basis, the fiscal 2024 compensation of the Company’s named executive officers.

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The enclosed proxy statement more fully describes these matters, and we urge you to read the information contained in the proxy statement carefully. The Company’s Board of Directors recommends a vote “FOR” each of the director nominees listed in Proposal 1, and “FOR” Proposals 2 and 3.

The Company’s Board of Directors has fixed the close of business on April 21, 2025, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponement thereof.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum at the Annual Meeting.

If you have voted by proxy, and you attend the Annual Meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a bank, broker or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a legal proxy issued in your name from the record holder.

By order of the Board of Directors,

/s/ John Glenn
John Glenn
Corporate Secretary

Winter Springs, Florida

April 30, 2025

The proxy statement, dated April 30, 2025, is going to be first mailed to stockholders of IRADIMED CORPORATION on or about April 30, 2025.

Important Notice Regarding Availability of Proxy Materials for Annual Meeting of Stockholders to be Held on Thursday, June 19, 2025, at 1025 Willa Springs Drive, Winter Springs, Florida 32708:

Iradimed Corporation’s Notice of Annual Meeting of Stockholders, Proxy Statement,

and 2024 Annual Report to Stockholders are available at www.iradimed.com and at www.proxyvote.com.

PROXY STATEMENT FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

IRADIMED CORPORATION (“we,” “us,” “our,””Iradimed,” “IRADIMED,” or the “Company”) is providing this proxy statement (this “Proxy Statement”) and related proxy materials in connection with the 2025 Annual Meeting of Stockholders of IRADIMED (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the Annual Meeting?
A:

The Annual Meeting is being held at 1025 Willa Springs Drive, Winter Springs, Florida 32708, at 10:00 a.m. local time, on Thursday, June 19, 2025, and will not be available to attend by means of remote communication via webcast.

Q:	Who is entitled to vote at the Annual Meeting?
A:

Holders of IRADIMED common stock, par value $0.0001 per share (“Common Stock”), at the close of business on April 21, 2025, the record date for the Annual Meeting established by our board of directors (the “Board” or the “Board of Directors”), are entitled to receive notice of the Annual Meeting (the “Meeting Notice”), and to vote their shares at the Annual Meeting (the “Record Date”) and any related adjournments or postponements. The Meeting Notice, Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), and form of proxy are expected to be mailed to our stockholders and available at www.iradimed.com and at www.proxyvote.com on or about April 29, 2025. The information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

As of the close of business on the Record Date, there were 12,715,109 shares of our Common Stock outstanding and entitled to vote. Holders of our Common Stock are entitled to one vote per share at the Annual Meeting. Holders of the Common Stock are collectively referred to herein as the Company’s “stockholders.” At the Annual Meeting, there are a total of 12,715,109 possible votes with respect to the outstanding shares of capital stock entitled to vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?
A:	Admission to the Annual Meeting is limited to:
●	stockholders of record as of the close of business on the Record Date, April 21, 2025;
●	holders of valid proxies for the Annual Meeting; and
●	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of Common Stock ownership as of the Record Date.

Q:	Can I vote my shares by filling out and returning the Meeting Notice?
A:	No. The Meeting Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Meeting Notice and returning it.
Q:	Is there electronic access to the proxy materials and the 2024 Annual Report?
A:	Yes. The materials will be available, as of the date this Proxy Statement is filed with the U.S. Securities and Exchange Commission (“SEC”), at www.iradimed.com and at www.proxyvote.com.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:

If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your bank, broker or another nominee, these shares are held in “street name.”

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold your shares in street name through one or more banks, brokers, or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your bank, broker, or other nominee has enclosed a voting instruction card for you to use in directing the bank, broker, or another nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the Annual Meeting?
A:

The presence in person or by proxy of a majority in voting interest of the shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. Your shares of Common Stock will be counted as present at the Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or if you attend the Annual Meeting in person. Abstaining votes and broker non-votes are counted for the purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the Annual Meeting?
A:	The stockholders will vote on the following proposals:
●	Proposal 1. Election of Directors. To elect five members of our Board, each to hold office until the Company’s next annual meeting of stockholders (each to serve until a successor is duly elected and shall qualify, or until their earlier death, resignation, or removal), including Roger Susi, our President and Chief Executive Officer, who, if so elected, will be appointed by the Board to serve as Chairman of the Board, Monty Allen, Anthony Vuoto, Hilda Scharen-Guivel, and James Hawkins.
●	Proposal 2. Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
●	Proposal 3. Non-Binding Advisory Vote to Approve the Fiscal 2024 Compensation of Our Named Executive Officers. To approve a non-binding advisory resolution on the fiscal 2024 compensation of the Company’s named executive officers (also, referred to herein as our “NEOs”) as reported in this Proxy Statement, commonly referred to as a “say-on-pay” resolution.
Q:	What vote is required to approve these proposals?
A:

Provided a quorum is present, the persons receiving the greater number of votes, up to the number of directors to be elected at the Annual Meeting (five) will be elected as directors pursuant to Proposal 1. Broker non-votes have no effect on Proposal 1. Proposals 2 and 3 will be approved if approved by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled vote thereat and thereon. Abstentions are considered both “present” and “entitled to vote” on Proposals 2 and 3 and therefore will have the same effect as votes “against” Proposals 2 and 3. “Broker non-votes” occur when beneficial owner of shares held in “street name” (such as through a bank, broker or another nominee) does not provide voting instructions on how to vote those shares on “non-routine” matters, such as Proposal 3. Because broker non-votes are not “entitled to vote” on Proposal 3, they will have no effect on the outcome of the stockholder vote on Proposal 3. Brokers are permitted to vote on “routine” matters, such as Proposal 2, without instructions from the beneficial stockholder. We therefore do not expect any broker non-votes on Proposal 2.

The following table sets forth, among other things, the vote required for approval of each of the proposals to be presented at the Annual Meeting:

Voting Requirements Summary Table

Proposal
	Voting Options	Vote Required for Approval	Impact of Withhold or Abstentions (as applicable)	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Director Nominees	FOR WITHHOLD

Director Nominees receiving the highest number of FOR votes up to the number of directors to be elected (five) are elected. If Director Nominees are unopposed, election requires only a single vote FOR or more.

			Withheld votes have no effect	No	No effect
Ratification of Independent Registered Public Accounting Firm	FOR AGAINST ABSTAIN	A majority in voting interest of the stockholders present in person or by proxy and entitled vote thereat and thereon	Abstention has the same effect as vote “against”	Yes	As this proposal is considered routine under The Nasdaq Stock Market (“NASDAQ”) rules, there will be no broker non-votes on this proposal
Say-on-Pay	FOR AGAINST ABSTAIN	A majority in voting interest of the stockholders present in person or by proxy and entitled vote thereat and thereon	Abstention has the same effect as vote “against”	No	No effect

Q:	What are the Board’s voting recommendations?
A:	Our Board recommends that you vote your shares:
●	“FOR” each of the five directors nominated by our Board as directors, each to hold office until the Company’s next annual meeting of stockholders (each to serve until a successor is duly elected and shall qualify, or until their earlier death, resignation, or removal);
●	“FOR” the ratification of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
●	“FOR” the approval of the non-binding advisory resolution on named executive officer fiscal 2024 compensation.
Q:	How do I vote?
A:	If you are a stockholder of record, you may vote your shares using any of the following alternatives:
●	By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information until 11:59 p.m., Eastern Time, on Wednesday, June 18, 2025.
●	By Telephone by dialing 1.800.690.6903. You may transmit your proxy instructions by telephone until 11:59 p.m., Eastern Time, on Wednesday, June 18, 2025.
●	By Mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided (if you elected to receive proxy materials by mail) for receipt on or before Wednesday, June 18, 2025.
●	In Person at the Annual Meeting.

If you hold your shares in street name, you should receive voting instructions from your bank, broker or another nominee that holds those shares.

If you attend the Annual Meeting, you may also submit your vote in person and any votes that you previously submitted will be superseded by the vote you cast at the Annual Meeting. If your proxy is properly completed and submitted and if you do not revoke it prior to the vote at the Annual Meeting, your shares will be voted at the Annual Meeting in accordance with the voting instructions that you provide on your proxy card. To vote at the Annual Meeting, stockholders that hold shares in street name will need to contact the bank, broker, or another nominee that holds their shares to obtain a “legal proxy” to bring with them to the Annual Meeting.

Q:	How can I change or revoke my vote?
A:	You may change your vote as follows:
●	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708, Attention: Corporate Secretary, or by submitting another proxy card before the conclusion of the Annual Meeting. For all methods of voting, the last vote will supersede all previous votes.
●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker, or another nominee.
Q:	What if I do not specify a choice for a matter when returning a proxy?
A:	Your proxy will be treated as follows:
●	Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.
●	Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”
Q:	Which ballot measures are considered “routine” or “non-routine”?
A:

The election of directors (“Proposal 1”), and the approval of the advisory resolution on named executive officer fiscal 2024 compensation (“Proposal 3”) are considered to be “non-routine” matters under applicable rules. The confirmation of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal 2”) is considered a “routine” matter. A broker or other nominee cannot vote without instructions on “non-routine” matters, and therefore there may be broker non-votes on Proposal 1 and Proposal 3.

Q:	Could other matters be decided at the Annual Meeting?
A:

As of the date of the filing of this Proxy Statement, we were not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders for the Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	How are proxies solicited and what is the cost?
A:

We will incur and bear all expenses connected with the solicitation of proxies. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from stockholders by email, telephone, letter, facsimile, or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of this Proxy Statement and related soliciting materials to persons for whom they hold shares of our capital stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. We do not intend to engage a proxy solicitation firm to assist us in soliciting proxies.

Q:	What are the implications of being a “smaller reporting company?”
A:

We are a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we are permitted to provide in this Proxy Statement scaled disclosures. Under such scaled disclosures, we are not required to provide a Compensation Discussion and Analysis, Compensation Committee Report, and certain tabular and narrative disclosures relating to executive compensation.

Q:	What should I do if I have questions regarding the Annual Meeting?
A:

If you have any questions about the Annual Meeting, would like to obtain directions to be able to attend the Annual Meeting and vote in person, or would like additional copies of any of the documents referred to in this Proxy Statement, you should call us at (407) 677-8022.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

General

At the Annual Meeting, a board of five directors will be elected, each to hold office until the Company’s 2026 annual meeting of stockholders (each to serve until a successor is duly elected and shall qualify, or until their earlier death, resignation, or removal). Information concerning all director nominees is contained in this Proxy Statement. Roger Susi, Monty Allen, Anthony Vuoto, Hilda Scharen-Guivel, and James Hawkins are incumbent directors of the Company.

Vote Required for Approval

Please see “Voting Requirements Summary Table” herein regarding the specifics of the vote required.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE REAPPOINTMENT OF RSM US LLP.

Our stockholders are being provided the opportunity to ratify the appointment of RSM US LLP by the Audit Committee of the Board of Directors (the “Audit Committee”) as the Company’s independent registered public accounting firm to perform independent audit services for the fiscal year ending December 31, 2025.

General

Our Audit Committee has appointed RSM US LLP to examine our financial statements for the fiscal year ending December 31, 2025. The selection of RSM US LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2025 is being presented to our stockholders for ratification at the Annual Meeting. Representatives of RSM US LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to our company for professional services rendered by our independent registered public accounting firm, for the fiscal years ended December 31, 2024, and 2023:

Fee Category	2024	2023
Audit Fees	$281,085	$259,273
Audit-Related Fees	10,000	10,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$291,085	$269,273

Audit Fees. Consist of fees billed for professional services rendered for the audits of our financial statements, reviews of our interim financial statements included in quarterly reports, services performed in connection with regular filings with the SEC, and other services that are normally provided by our independent registered public accounting firm for the fiscal years ended December 31, 2024, and 2023, in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are the fees billed for the assurance, and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For the year ended December 31, 2024, audit related fees consist of fees billed for professional services rendered in connection with the filing of the Company’s Registration Statement Form S-3. For the year ended December 31, 2023, audit related fees consist of fees billed for professional services rendered in connection with the filing of the Company’s Registration Statement on Form S-8.

Tax Fees. These are the fees billed for professional services with respect to tax compliance, tax advice, and tax planning. There were no tax fees billed during the fiscal years ended December 31, 2024, or 2023.

All Other Fees. These are fees billed for any other products and services not classifiable under the other categories listed in the table above. There were no other fees billed for the fiscal years ended December 31, 2024, or 2023.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s charter provides that the Audit Committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by the applicable rules promulgated pursuant to the Exchange Act, subject to exceptions described in the Exchange Act, which are approved by the Audit Committee before the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Please see “Voting Requirements Summary Table” herein regarding the specifics of the vote required.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of RSM US LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2025.

PROPOSAL 3

APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON FISCAL 2024 NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION ON THE FISCAL 2024 NAMED EXECUTIVE OFFICER COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the fiscal 2024 compensation of our named executive officers, as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders an opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our say-on-pay vote every year. Our stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur at the Company’s 2029 annual meeting of stockholders.

We urge stockholders to read the “Executive and Director Compensation” section of this Proxy Statement, including the Summary Compensation Table and other related compensation tables and narratives included therein, which provide detailed information on the fiscal 2024 compensation of our named executive officers.

Vote Required for Approval

Please see “Voting Requirements Summary Table” herein regarding the specifics of the vote required.

Board Recommendation

We are asking our stockholders to vote “FOR” the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, the narrative discussion, and other related disclosure.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board, however, the Board and the Compensation Committee of the Board (the “Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Our current directors, and our director nominees who have been nominated for election as directors at the Annual Meeting, the positions held by them and their ages as of April 21, 2025 are as follows:

Director's and Director Nominee’s Name	Age	Position(s) within the Company
Roger Susi	71	Chairman of the Board, President and Chief Executive Officer, Director, director nominee, and Chairman of the Board nominee
Monty Allen	72	Director and director nominee
Anthony Vuoto	74	Director and director nominee
Hilda Scharen-Guivel	54	Director and director nominee
James Hawkins	69	Director and director nominee

Information Concerning Directors and Nominees

Roger Susi. Director and Director Nominee. Mr. Susi is the founder of our Company and has served as a member of our Board since the Company’s incorporation in 1992. Mr. Susi served as our President and Chief Executive Officer from our incorporation in 1992 until August 2019, when he took the role of Chief Technology Officer. In May 2020, Mr. Susi resumed his duties as the Company’s President and Chief Executive Officer. He has over 40 years of management experience in the medical device industry, including as a founder, Chairman and Chief Executive Officer of Invivo Research Inc., a medical device company and the predecessor to Invivo Corporation, which established MRI-safe patient monitoring. Mr. Susi served as a director of Invivo Corporation from 1998 through 2000 and as President of Invivo Research Inc., from 1979 through 1998. Mr. Susi is a biomedical engineer and received a B.S. in Biomedical Engineering from Case Western Reserve University in 1977. Mr. Susi’s extensive experience in the medical device industry and intimate knowledge of our Company as the founder, he is qualified to serve as Chairman of our Board.

Monty Allen. Director and Director Nominee. Mr. Allen has served as a member of our Board since 2014. From 2011 to 2024, Mr. Allen has served several businesses as a finance consultant. Mr. Allen has more than 40 years of accounting and finance experience including service as the Chief Financial Officer of three publicly held companies in biotech, medical and optical technologies. Mr. Allen is a licensed CPA in Florida. Mr. Allen received a B.S. in Accounting, Finance, and Multinational Business from Florida State University and an M.B.A. in General Management from Harvard University. We believe that Mr. Allen’s experience and expertise in the fields of accounting and finance qualify him to serve on our Board.

Anthony Vuoto. Director and Director Nominee. Mr. Vuoto has served as a member of our Board since 2016. From 2009 to February 2016, Mr. Vuoto was General Manager of Retail Payment Solutions at U.S. Bank. From 2017 to the present, Mr. Vuoto held no other positions except for serving on our Board of Directors. Throughout his career, Mr. Vuoto has held senior leadership positions in several financial institutions and has focused on operations, treasury, investor relations, business development, financial planning, and reporting. Mr. Vuoto received an A.B. in Economics from Princeton University and an M.B.A. in Finance from the Wharton Graduate School of Business. We believe that Mr. Vuoto’s experience and expertise in the fields of strategy and organizational development qualifies him to serve on our Board.

Hilda Scharen-Guivel. Director and Director Nominee. Ms. Scharen-Guivel has served on our Board since 2022. Ms. Scharen-Guivel currently serves on the Board of Trustees of St. Anthony's Hospital, part of a community-owned Baycare Health System since January 2025. She has been serving on St. Anthony’s (i) Clinical Excellence Committee since February 2025 and (ii) Finance Committee since February 2024. From January 2022 to present, Ms. Scharen-Guivel serves on the Tampa Bay Technology Incubator (TBTI) Council of Professionals, and Guest Speaker to the University of South Florida (“USF”) and USF Connect. Ms. Scharen-Guivel served as Program Director of the U.S. Food and Drug Administration (the “FDA”) Center of Devices and Radiological Health from 2017 to 2022, where she led and implemented the new Medical Device Development Tools program. Her career spans over 25 years within multiple federal agencies, including the FDA, the Department of Health and Human Services, and the National Institutes of Health. She retired from active duty as a Captain of the United States Public Health Service in 2022. Ms. Scharen-Guivel received a Bachelor of Science in Biomedical Engineering and a Master’s Degree in Engineering from the Catholic University of America. We believe that Ms. Scharen-Guivel’s experience and expertise in the fields of FDA medical product regulatory strategy, policy and risk qualify her to serve on our Board.

James Hawkins. Director and Director Nominee. Mr. Hawkins previously served on our Board from 2013 to 2016 and was re-elected to serve on our Board in 2019. From 2019 to the present, Mr. Hawkins held no other positions except for serving on our Board of Directors and the board of directors of OSI Systems, Inc. and AudioEye, Inc. From 2004 to 2018, Mr. Hawkins was the President and Chief Executive Officer of Natus Medical, Inc., a leading manufacturer of medical devices and software and a service provider for the newborn care, neurology, sleep, hearing and balance markets. Prior to Natus Medical, Inc., Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a provider of MRI-safe patient monitoring and the Chief Financial Officer of Sensor Control Corporation. Mr. Hawkins earned his undergraduate degree in Business Commerce from Santa Clara University and holds an M.B.A. from San Francisco State University. In addition to his direct management experience in the medical device area, Mr. Hawkins has extensive investor contacts and experience with the public markets, which we believe qualifies him to serve on our Board.

Information Concerning Executive Officers Who Are Not Directors

John Glenn. Mr. Glenn, age 63, has served as our Chief Financial Officer since 2022. Mr. Glenn is a Financial Executive with over 30 years of experience directing public and private companies' corporate finance activities and an established record in significantly growing enterprise value. Before his appointment at the Company, Mr. Glenn served as Chief Financial Officer at Esko Bionics from 2018 to 2022. His prior experience also includes serving as Chief Financial Officer at several other companies, including, Sonendo, Armetheon, Solta Medical, Cholestech, and Invivo Corporation. Mr. Glenn received his MBA in Finance from Santa Clara University and his B.S. in Business Administration from the University of Nevada.

Jeffery Chiprin. Mr. Chiprin, age 59, has served as our Chief Commercial Officer since 2024 and has over 30 years of senior leadership experience in medical technology in both private and public sectors. He joined Invivo Corporation in 1996 and was the Vice President of North American Sales for six years. Mr. Chiprin served as the Vice President of Sales for 14 years at Philips Corporation, leading a division with advanced clinical solutions for use in the Imaging, Oncology and Anesthesia departments. After that, he served as Vice President of Worldwide Sales at Aspect Imaging from 2020 to 2023 and as Senior Vice President of Commercial Healthcare at TerraRecon, Inc. in 2024 until joining IRADIMED later in the same year. Mr. Chiprin earned his B.A. in Political Science from the University of California at Los Angeles.

Corporate Governance

Board Leadership Structure. In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board committees are comprised solely of independent directors. We do not require our Chairman of the Board to be an independent director. Currently, Mr. Susi serves as the Chairman of the Board, President and Chief Executive Officer. With Mr. Susi’s deep knowledge of our industry, products and responsibility for the Company’s day-to-day leadership and performance, the Board believes this leadership structure is in the best interest of the Company and its stockholders. We believe this leadership structure is most appropriate for us because we believe having the Chief Executive Officer serve as Chairman of the Board fosters an alignment of various Company leadership duties. Additionally, the Company believes that having the person most familiar with all aspects of day-to-day operations lead the Board enhances accountability and effectiveness.

IRADIMED does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and Chief Executive Officer. Rather, the Board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the Board with necessary flexibility to adjust to changed circumstances. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interest of the Company and its stockholders.

Board Role in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee but rather administers this oversight function directly through our Board as a whole, as well as through two standing Board committees (Audit and Compensation) that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic and medical regulatory risk exposures, and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including cybersecurity risks, and the steps our management has taken to monitor and control these exposures. The Audit Committee also has the responsibility to issue guidelines and policies to govern the process by which financial accounting and reporting risk assessment and management is undertaken, monitor compliance with related legal and regulatory requirements, and oversee the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Director Independence. The Board makes an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence. We deem that Mr. Susi is not independent as that term is defined by NASDAQ 5605(a)(2) because Mr. Susi serves as our President and Chief Executive Officer. We deem that Monty Allen, Anthony Vuoto, and Hilda Scharen-Guivel are independent as that term is defined by NASDAQ 5605(a)(2). Mr. Hawkins is not an independent director due to a familial relationship with an executive officer of the Company.

Director Nominations. Our Board does not have a standing nominating committee because the Board believes the functions of a nominating committee are adequately addressed by our process for the nomination of director candidates. Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills, experience relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity, and sound business judgment. The Board seeks individuals from backgrounds of relevant industry and strategic experience that, in concert, offer us and our stockholders varied opinions and insights in the areas most important to us and our corporate mission. We do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board, if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders. All of the independent directors of the Board then vote, in a vote in which only independent directors of the Board participate, to select nominees to recommend to the Board.

Generally, when evaluating and recommending candidates for election to the Board, the Board will conduct candidate interviews, evaluate biographical information, and background material and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying candidates, the Board may also seek input from our executive officers and consider recommendations by employees, business and industry contacts, third-party search firms and any other sources deemed appropriate by such directors. The Board will also consider director candidates recommended by stockholders to stand for election at an annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described in our bylaws and set forth below under “Stockholder Recommendations for Board Candidates.”

Executive Sessions. Non-management directors meet from time to time as deemed desirable in executive sessions without our management. Non-management directors are those directors who are not also our executive officers and include directors, if any, who are not independent by virtue of the existence of a material relationship with our company. Executive sessions are led by our Audit Committee chairman. An executive session is sometimes held in conjunction with regularly scheduled Audit Committee meetings and other sessions may be called by the Audit Committee chairman in his own discretion or at the request of the Board of Directors.

The Board and Board Committees

The Board. The Board met seven times during 2024, five of which were regularly scheduled meetings and two special meetings. During 2024, Messrs. Susi, Allen, Vuoto, Hawkins and Ms. Sharen-Guivel attended 100% of the Board meetings. Directors are not required to attend annual meetings of our stockholders; however, Messrs. Susi, Allen, and Ms. Scharen-Guivel attended our 2024 annual meeting of stockholders.

The Board and Board Committee Attendance. Each director attended at least 75% of the total number of meetings of the Board of Directors and the meetings held by Board committees on which such directors served during their respective terms of service in 2024.

Board Committees. Our Board includes an Audit Committee and a Compensation Committee. Our Audit and Compensation Committees are comprised entirely of independent board members. The Audit Committee held eight meetings during 2024, all of which were regularly scheduled meetings. The Compensation Committee held six meetings during 2024, five of which were regularly scheduled meetings and one special meeting.

Audit Committee. Our Audit Committee currently consists of Mr. Allen, who is the chairman of the Audit Committee, Mr. Vuoto, and Ms. Scharen-Guivel. Mr. Allen, Mr. Vuoto, and Ms. Scharen-Guivel have been determined by our Board to be independent in accordance with NASDAQ and SEC standards. Mr. Allen is an “audit committee financial expert” as the term is defined under the SEC regulations. The Audit Committee operates under a written charter, which is available in the Governance section of the Investors page on our website, which is located at www.iradimed.com. The information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. The functions of the Audit Committee include:

●	overseeing our evaluation and engagement of independent registered public accountants;
●	reviewing our audited financial statements and discussing them with the independent registered public accountants and our management;
●	overseeing our material risks from cybersecurity threats, management’s process to monitor, detect, mitigate, and remediate cybersecurity incidents, and the Company’s disclosure of any cybersecurity incident deemed material as required by the SEC or any other governmental authority, as applicable;
●	meeting with the independent registered public accountants, our management, and internal auditors to consider the adequacy and effectiveness of our internal controls over financial reporting; and
●	reviewing our financial plans, making recommendations to our full Board for discussion, and authorizing actions.

Both our independent registered accounting firm and internal financial personnel may meet with our Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee. Our Compensation Committee currently consists of Mr. Vuoto, who is chairman of the Compensation Committee, Mr. Allen, and Ms. Scharen-Guivel. Mr. Vuoto, Mr. Allen, and Ms. Scharen-Guivel have been determined by our Board to be independent in accordance with NASDAQ and SEC standards. The Compensation Committee operates under a written charter, which is available in the Governance section of the Investors page on our website, which is located at www.iradimed.com. The information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. The functions of the Compensation Committee include:

●	reviewing and, if deemed appropriate, recommending to our Board policies, practices, and procedures relating to the compensation of our directors, officers, and other managerial employees and the establishment and administration of our employee benefit plans;
●	determining or recommending to the Board the compensation of our executive officers; and
●	advising and consulting with our officers regarding a. managerial personnel and their development, and b. management succession and sustainability planning.

Roles of Compensation Consultants in Determining Executive Compensation

The Compensation Committee has the authority to engage its own compensation consultants and other independent advisors to assist in designing and administering our executive compensation programs. The Compensation Committee did not in 2024 engage a third-party executive compensation consultant.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for directors recommended and submitted by stockholders. Submissions that meet the then-current criteria for board membership are forwarded to the Board for further review and consideration. The Board will consider a recommendation only if the informational and other requirements set forth in our bylaws and applicable securities laws and rules are met. The Board will evaluate any such candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by Board members. To submit a recommendation for a nomination, a stockholder must write to the Company’s Corporate Secretary, at our principal office, Attention: John Glenn, Corporate Secretary. See “Future Stockholder Proposals.”

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submissions will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Corporate Responsibility

Code of Ethics and Conduct.

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our officers, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available on our website at www.iradimed.com. The information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. We intend to post on our website at www.iradimed.com, any amendments to, or waivers from, its Code of Ethics for the Company’s principal executive officer (“PEO”), principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Insider Trading Policy.

Our Board adopted a revised Insider Trading Policy (the “Insider Trading Policy”), applicable to all of our directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards of NASDAQ. The Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Anti-Hedging Policy.

The Insider Trading Policy also prohibits our directors, officers, and employees from purchasing certain financial instruments, such as collars and forward contracts or engaging in other transactions that hedge or offset or are designed to hedge or offset, any decrease in the market value of our securities. All such transactions involving our equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited.

Clawback Policy.

The Company maintains a policy required by the rules of NASDAQ and the SEC providing that, subject to certain exemptions provided by the rules of NASDAQ and the SEC, in the event that the Company is required to prepare certain accounting restatement, due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, it will recover certain incentive based-compensation (subject to certain exceptions set forth in such rules) received by (i) any current or former executive officer that was based upon the attainment of a financial reporting measure and (ii) that was erroneously received during the three completed years preceding the date that the restatement was required. No restatements were made for the year ended December 31, 2024.

EXECUTIVE AND DIRECTOR COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining, and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

The Company is a “smaller reporting company,” as defined in Item 10 of Regulation S-K under the Exchange Act, and has elected to provide executive compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under the rules of the SEC. Under such scaled disclosures, we are not required to provide a Compensation Discussion and Analysis, Compensation Committee Report, and certain tabular and narrative disclosures relating to executive compensation.

2024 Financial and Performance Highlights

Our financial and performance highlights for the year ended December 31, 2024, include the following:

●	Gross revenue of $73.2 million.
●	General and administrative expenses of $15.9 million, including stock-based compensation expenses of $1.5 million.
●	Research and development expenses of $2.8 million, including stock-based compensation expenses of $0.2 million.
●	Sales and marketing expenses of $15.6 million, including stock-based compensation expenses of $0.5 million.
●	Cash and cash equivalents of $52.2 million at December 31, 2024.
●	Dividends paid to our stockholders of $13.7 million.
●	Capital expenditures of $8.3 million toward the Company’s capacity expansion, which will total an estimated $20 million over three years by completion and occupancy in 2025. This expansion, to accommodate our expected continued growth, will increase our square footage by approximately 170%, and is funded entirely from cash flow and cash balances.

Compensation Philosophy and Practices

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward highly talented and qualified executives who share our views on innovation and a desire to work towards achieving set goals. We believe our compensation programs should promote the success of our Company and align executive incentives with the long-term interests of our stockholders. This section provides an overview of our named executive officer compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Individual Compensation Elements

For the year ended December 31, 2024, the principal elements of our executive compensation program were as follows:

Base Salaries. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2024, Mr. Susi earned an annual base salary of $289,931 through January 28, 2024, which was increased to $341,000 commencing January 29, 2024. For the year ended December 31, 2024, Mr. Glenn earned an annual base salary of $340,000 through January 28, 2024, which was increased to $366,080 commencing on January 29, 2024. For the year ended December 31, 2024, Mr. Chiprin earned $10,250 of his annual base salary of $205,000, since his start date was in November 2024. Mr. Susi’s base salary level is not the highest in the Company and is below market value for the role he performs. This is due to Mr. Susi’s ownership of approximately 36% of the Company’s common stock as the result of his founding of the Company and his continuing leadership. Mr. Susi’s ownership interest in the Company aligns his interests strongly with other shareholders.

Annual Cash Incentive Bonuses. We pay cash bonuses to reward our executive officers for their performance over the fiscal year, based on an analysis by our Board or our Compensation Committee of our Company performance and each executive officer’s individual performance during the year. For the year ended December 31, 2024, Mr. Susi’s annual bonus target was equal to 100% of his annual base salary, Mr. Glenn’s annual bonus targets was equal to 50% of each of his annual base salary (in each case, which was the same as in 2023). In the first quarter of 2024, our Board adopted corporate performance goals for the 2024 bonus program for our executives based on a combination of individual performance, set at 20% of total achievable bonus, and corporate performance set at 80% of total achievable bonus. Revenue and operating metrics, based on our Board approved annual operating forecast, are utilized to calculate achievement of corporate performance.

At the end of the fiscal year 2024, our Compensation Committee determined that the total attainment rate for performance under the 2024 annual cash incentive bonus was 103%. For the year ended December 31, 2024, Mr. Susi received a $352,157 bonus, Mr. Glenn received a $189,028 bonus, and Mr. Chiprin did not participate in the 2024 bonus program in light of his commencement of employment in November. The bonus amounts for Mr. Susi, and Mr. Glenn were determined based on the base salary earned by each executive officer during fiscal 2024 multiplied by their bonus target percentage and the 103% achievement level.

Long-Term Equity Incentives. We believe equity awards are a critical element of our executive officer compensation programs as they provide an incentive for our executive officers to focus on driving growth in our stock price and long-term stockholder value creation and help us to attract and retain key talent in a competitive market.

During fiscal year 2024, these equity awards consisted of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to Mr. Glenn and Mr. Chiprin. We believe that RSUs offer predictable value delivery and promote retention of our executive officers while aligning their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We believe that the 2024 PSUs directly link a significant portion of our executive officers’ target total direct compensation to our stock price performance. Together, RSUs and PSUs are important tools to motivate and retain our highly valuable executive officers, since the value of the awards is delivered to our executive officers over multi-year periods, subject to their continued service. We may modify our equity award program from one fiscal year to the next, including performance targets, for our executive officers, including our named executive officers, to continue to maintain a strong alignment of their interests with the interests of our stockholders.

In the fourth quarter of fiscal year 2024, the Compensation Committee granted RSUs and PSUs to Mr. Glenn and Mr. Chiprin. The RSUs granted to Mr. Glenn and Mr. Chiprin in 2024 will vest annually over three years in three equal installments beginning on the first anniversary of the grant date. Payout of the PSUs for the performance measurement period ending on December 7, 2027, will be based on the Company’s total stockholder return compared to the NASDAQ US Small Cap Medical Equipment index. For purposes of the PSU award, total stockholder return is calculated as the share price at the end of the performance period, including the reinvestment of dividends during the performance period, as compared to the share price at the beginning of the performance period. The share payout range will be between 0 percent and 200 percent, depending on the Company’s performance against the index.

Concomitant to points about Mr. Susi in the foregoing “Base Salaries,” Mr. Susi does not receive equity compensation awards due to his substantial ownership of the Company’s common stock due to his founding of the Company. Mr. Susi’s ownership interest in the Company aligns his interests strongly with other shareholders.

Other Elements of Compensation

Perquisites, Health, Welfare and Retirement Benefits. Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical and dental insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. We do, however, cover a certain portion of the premiums for medical and dental insurance for all of our employees, including our named executive officers and may pay out unused paid time off. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan. We currently maintain a 401(k)-retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax qualified plan under the Internal Revenue Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis (or post-tax basis through a Roth 401(k) election) through contributions to the 401(k) plan. We provided matching contributions of up to 4.0% per employee under our 401(k) plan during the year ended December 31, 2024.

Pension Benefits. Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2024.

Nonqualified Deferred Compensation. Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during the year ended December 31, 2024.

No Tax Gross-Ups. In 2024, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us. Currently, we have no agreements or arrangements in place with any executive officer that require or provide for a tax gross-up or similar payment. We also do not expect to enter into any future employment or other agreement or arrangement with any of our executive officers that includes a tax gross-up.

Summary Compensation Table

The following table sets forth total compensation earned by our named executive officers, who are comprised of our PEO and our next two most highly compensated executive officers for the years ended December 31, 2024 and 2023.

Name and				Nonequity
Principal			Stock	Incentive Plan	All Other
Position	Year	Salary(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
		($)	($)	($)	($)	($)
Roger Susi	2024	337,423	—	352,157	—	689,580
President and Chief Executive Officer	2023	307,694	—	325,460	9,412	642,566

Jeffrey Chiprin(5)	2024	10,250	378,433	—	—	388,683
Chief Commercial Officer	2023	—	—	—	—	—

John Glenn	2024	350,375	688,072	189,028	35,417	1,262,892
Chief Financial Officer	2023	337,077	725,611	184,778	19,858	1,267,324

(1)	For Mr. Susi and Mr. Glenn, the amounts reported reflect salary increases as further described in the narrative above.
(2)	The amounts reflect the aggregate grant date fair value of RSUs granted to our NEOs in fiscal 2024 and 2023 and PSUs granted to our NEOs in fiscal 2024 and 2023, computed in accordance with ASC Topic 718, excluding estimated forfeitures. The grant date fair value of our RSUs is based on the closing price of our Common Stock on the date of grant. Our PSUs are based on a market-related goal (total stockholder return) and the grant date fair value of our PSUs is determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These amounts do not necessarily correspond to the actual value recognized by our NEOs. Please see the discussion above under Long-Term Equity Incentives for more information on the equity awards granted in fiscal 2024.
(3)	The amounts reflect the actual payments made under our annual cash bonus plan for fiscal 2024 and 2023.
(4)	The amounts reflect our matching contributions to each executive officer’s 401(k) retirement plan and unused paid time off paid out during the applicable fiscal year. There were no personal benefits for fiscal year 2024.
(5)	Mr. Chiprin was appointed as our Chief Commercial Officer, effective as of November 26, 2024, and his 2024 salary is reflected on a pro-rated basis. Accordingly, Mr. Chiprin was not a named executive officer for the fiscal year ended December 31, 2023 and no compensation is reported for him regarding fiscal year 2023.

Narrative Disclosure to Summary Compensation Table

Roger Susi

In July 2019, we entered into an employment agreement with Roger Susi in connection with Mr. Susi’s appointment as Chief Technology Officer. The agreement provides for a base annual salary of $289,931, eligibility for annual bonuses with a targeted value of 75% of his then prevailing annual salary based upon discretion of the Board of Directors and overall profitability of the Company, and eligibility for standard employee benefits. Mr. Susi’s base annual salary under the employment agreement is currently $341,000. The agreement continues until terminated by us or by Mr. Susi in accordance with the terms of the agreement. If Mr. Susi is terminated by us without cause or he terminates his employment with us for good reason, each as defined under the agreement, we must pay him an amount equal to 12 months base salary. In the event that we are involved in a change of control transaction, which generally means the transfer of ownership of more than 50% of our shares, and Mr. Susi terminates his employment with us for good reason, we must pay him an amount equal to three times his then current annual salary. The employment agreement also contains non-solicitation, non-compete, and confidentiality provisions and an employee innovation and proprietary information assignment to us by Mr. Susi of any of his inventions or innovations. The Company did not enter into a separate agreement with Mr. Susi for the resumption of his role as Chief Executive Officer of the Company in 2020.

John Glenn

On May 21, 2022 (the “Glenn Effective Date”), we entered into the employment agreement with Mr. Glenn, in connection with Mr. Glenn’s appointment as Chief Financial Officer. The employment agreement provided for an annual salary of $340,000 per year and he is eligible for an annual cash bonus targeted at 50% of his salary and annual equity awards pursuant to the Company’s annual incentive plan, with a targeted value of $600,000, which may be adjusted based on Mr. Glenn’s performance against goals established by our CEO and the Board of Directors. After taking into account subsequent merit increases, Mr. Glenn’s base annual salary under the employment agreement is currently $366,080. Upon the Glenn Effective Date of the employment agreement, Mr. Glenn received a grant of RSUs totaling $750,000 in value using the Company’s closing stock price on the day preceding the Glenn Effective Date. Mr. Glenn’s RSUs were made under the Company’s 2014 Equity Incentive Plan and will vest in four equal annual installments. Upon vesting, Mr. Glenn will receive a number of shares of Common Stock equal to the number of RSUs that have vested. The employment agreement continues until terminated by us or by Mr. Glenn in accordance with the terms of the employment agreement. If Mr. Glenn is terminated by us without cause or he terminates his employment with us for good reason, as defined under the agreement, we must pay him an amount equal to twelve months of base salary. In the event that we are involved in a change of control transaction, which generally means the transfer of ownership of more than 50% of our shares, and Mr. Glenn terminates his employment with us for good reason, we must pay him an amount equal to eighteen months base salary. The agreement also contains non-solicitation, non-compete, and confidentiality provisions.

Jeff Chiprin

On November 26, 2024 (the “Chiprin Effective Date”), we entered into the employment agreement with Mr. Chiprin, in connection with Mr. Chiprin’s appointment as Chief Commercial Officer. The employment agreement provided for an annual salary of $205,000 per year and he is eligible for an annual cash bonus targeted at 50% of his salary and annual equity awards pursuant to the Company’s annual incentive plan, with a targeted value of $200,000, which may be adjusted based on Mr. Chiprin’s performance against goals established by our CEO and the Board of Directors. Upon the Chiprin Effective Date of the employment agreement, Mr. Chiprin received a grant of RSUs and target PSUs totaling $330,000 in value using the Company’s closing stock price on the day preceding the Chiprin Effective Date. Mr. Chiprin’s RSUs and PSUs were made under the Company’s 2023 Equity Incentive Plan and the RSUs will vest in three equal annual installments. Upon vesting, Mr. Chiprin will receive a number of shares of Common Stock equal to the number of RSUs that have vested. The employment agreement continues until terminated by us or by Mr. Chiprin in accordance with the terms of the employment agreement. The Company will provide Mr. Chiprin with a monthly housing allowance of $5,000, payable at the beginning of each month for Florida (Orlando Area) housing, with proof of Mr. Chiprin’s housing liability (i.e., rent/mortgage). Additionally, a one-time allowance for moving and furnishings of up to $10,000 shall be reimbursable to Mr. Chiprin. In the event of termination by Mr. Chiprin for Good Reason or by the Company without Cause, the Company shall pay up to six months of housing expenses which Mr. Chiprin is obligated to pay with proof of the housing liability. The agreement also contains non-solicitation, non-compete, and confidentiality provisions.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material

Nonpublic Information

In response to Item 402(x)(1) of Regulation S-K, the Company does not grant awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board or the Compensation Committee, as applicable, will evaluate the appropriate steps to take in relation to the foregoing.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the outstanding equity awards for each named executive officer and director as of December 31, 2024.

Stock Awards
			Equity	Equity
			Incentive	Incentive
			Plan Awards:	Plan Awards:
		Market	Number of	Market or
	Number of	Value of	Unearned	Payout Value of
	Shares or	Shares or	Shares,	Unearned
	Units of	Units of	Units or	Shares, Units or
	Stock	Stock	Other Rights	Other Rights
	That Have	That Have	That Have	That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	($)(1)	(#)	($)(1)
Roger Susi	—	—	—	—
Jeff Chiprin	2,990 (9)	$ 164,450	2,989 (2)	$ 164,395
John Glenn	5,436 (5)	298,980	10,870 (2)	597,850
	7,180 (6)	394,900	14,360 (3)	789,800
	10,504 (7)	577,720	21,008 (4)	1,155,440
	11,592 (8)	637,560	—	—

(1)	Market value is calculated based on the closing price of our Common Stock on The NASDAQ Global Select Market on December 31, 2024 (the last trading day of our fiscal year), which was $55.00.
(2)	These awards represent the maximum number of PSUs granted on December 11, 2024, that vest over a three-year performance period from the award date based on the Company’s total stockholder return compared to the NASDAQ US Small Cap Medical Equipment index (the PSUs were tracking above target as of December 31, 2024). For purposes of the PSU award, total stockholder return is calculated as the share price at the end of the performance period, including the reinvestment of dividends during the performance period, as compared to the share price at the beginning of the performance period. The share payout range will be between 0 percent and 200 percent, depending on the Company’s performance against the index. Based on the level of achievement of the performance criteria at the end of the respective three-year period, the number of shares earned can range from 0 percent to 200 percent.
(3)	These awards represent the maximum number (200%) of PSUs granted on December 7, 2023, that vest over a three-year performance period from the award date based on the Company’s total stockholder return compared to the NASDAQ US Small Cap Medical Equipment index (the PSUs were tracking above target as of December 31, 2024). For purposes of the PSU award, total stockholder return is calculated as the share price at the end of the performance period, including the reinvestment of dividends during the performance period, as compared to the share price at the beginning of the performance period. The share payout range will be between 0 percent and 200 percent, depending on the Company’s performance against the index. Based on the level of achievement of the performance criteria at the end of the respective three-year period, the number of shares earned can range from 0 percent to 200 percent.
~~(4)~~	These awards represent the maximum number (200%) of PSUs granted on December 7, 2022, that vest over a three-year performance period from the award date based on the Company’s total stockholder return compared to the NASDAQ US Small Cap Medical Equipment index (the PSUs were tracking above target as of December 31, 2025). For purposes of the PSU award, total stockholder return is calculated as the share price at the end of the performance period, including the reinvestment of dividends during the performance period, as compared to the share price at the beginning of the performance period. The share payout range will be between 0 percent and 200 percent, depending on the Company’s performance against the index. Based on the level of achievement of the performance criteria at the end of the respective three-year period, the number of shares earned can range from 0 percent to 200 percent.
(5)	These awards represent RSUs granted on December 11, 2024, that vest annually in equal installments over three years beginning on the first anniversary of the award date.

(6)	These awards represent RSUs granted on December 7, 2023, that vest 100% on December 7, 2026, the third anniversary of the award date.
(7)	These awards represent RSUs granted on December 7, 2022, that vest 100% on December 7, 2025, the third anniversary of the award date.
(8)	These awards represent RSUs granted on June 20, 2022, that vest annually in equal installments on June 20, 2023, 2024, 2025 and 2026, the first, second, third and fourth anniversary of the grant date.
(9)	This award represents RSUs granted on December 11, 2024, that will vest in three equal annual installments following the grant date.

Pay Versus Performance

Value of initial
				Average	initial fixed
			Average	compensation	$100 investment
	Summary		summary	actually	based on:
	compensation	Compensation	compensation	paid to	Total
	table for	actually paid	table total for	non-PEO	shareholder	Net
Year	PEO(3)	to PEO(5)	non-PEO NEOs(4)	NEOs(5)	return(1)	income(2)
2024	$ 689,580	$ 689,580	$ 825,787	$ 783,855	$ 128	$ 19,234,026
2023	$ 642,566	$ 642,566	$ 932,301	$ 1,065,517	$ 109	$ 17,192,776
2022	$ 586,040	$ 586,040	$ 666,728	($ 922,584)	$ 63	$ 12,828,487

(1)	Total Stockholder Return (“TSR”) for each fiscal year is based on a $100 common equity investment at the close of December 31, 2021 measuring through and including the end of the applicable year, assuming reinvestment of dividends.
(2)	The dollar amounts reported represent the amount of net income reflected in the Company's audited financial statements for the applicable year.
(3)	This column represents the amount of total compensation reported for Mr. Susi for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in the Company’s proxy statement for the applicable fiscal year. There are no additional PEOs to report.
(4)	This column represents the average of the amounts reported for the Company’s named executive officers as determined in accordance with Item 402(m)(2) for the applicable year as a group, excluding Mr. Susi, as reported in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s proxy statement for the applicable fiscal year. The names of each of the NEOs, excluding Mr. Susi, included for purposes of calculating the average amounts in each applicable fiscal year are for 2024, Messrs. Glenn, and Chiprin, for 2023, Messrs. Glenn and Waddell, and for 2022, Messrs. Glenn, Scott, Kachelmeyer, Neuhardt, and Waddell.
(5)	With respect to the PEO, “compensation actually paid” is determined by replacing, for the applicable year, the

“Stock Awards” column in the Summary Compensation Table with an adjusted amount. With respect to average “compensation actually paid” to the NEOs as a group (excluding the PEO), for each such NEO the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for the applicable year to arrive at “compensation actually paid” for such NEO, which is then averaged to determine the average

“compensation actually paid” to the NEOs (excluding the PEO). In each case, the adjusted amount is determined by adding (or subtracting, as applicable) the following for the applicable year (a “Subject Year”),

shown in the table below for 2024 (on an averaged basis for the NEOs (excluding the PEO)): (i) the year-end fair value of any equity awards granted in the Subject Year that are outstanding, unvested, or forfeited as of the and of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year.

	2024
	PEO	Average NEOs
Summary Compensation Table Total	689,580	$ 825,787
- Stock and Option Awards	-	533,252
- Fair Value at Prior Year End for Forfeited Awards	-	-
+ Year End Fair Value of Equity Awards Granted in the Applicable Year	-	463,375
+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year End	-	39,236
+ Fair Value as of Vest Date of Equity Awards Granted and Vested in the Year	-	-
+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	-	(14,316)
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not otherwise Reflected in Fair Value or Total Compensation	-	3,024
Compensation Actually Paid	689,580	783,855

The fair value or change in fair value, as applicable, of stock awards was determined by reference for RSU awards, the closing price of our common stock on the applicable measurement date and for market-conditioned PSUs, a Monte Carlo simulation with reference to the risk-free rate, dividend yield and volatility assumptions as of the applicable measurement date.

Description of the Information Presented in the Pay versus Performance Table

As described in greater detail in the narrative disclosure of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the narrative disclosure of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative Company TSR

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $689,580, $642,556, and $586,040 for 2024, 2023 and 2022, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding Mr. Susi), as computed in accordance with Item 402(v) of Regulation S-K, was $783,855, $1,065,517, and ($922,584) for 2024, 2023 and 2022, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $128, $109, and $63 for 2022-2024, 2022-2023 and 2022, respectively. Please see Note 1 above for additional information related to the computation of Company TSR. An initial fixed $100 investment, computed in accordance with the requirements of item 402(v) of Regulation S-K, increased from $63 to $128 over the period covered in the Pay Versus Performance table. In directional alignment, the compensation actually paid to our PEO increased from $586,040 to $689,580 and the average amount of compensation actually paid to the NEOs as a group (excluding our PEO) increased from ($922,584) to $783,855 over the same period.

Compensation Actually Paid and Company Net Income

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $689,580, $642,556, and $586,040 for 2024, 2023 and 2022, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding Mr. Susi), as computed in accordance with Item 402(v) of Regulation S-K, was $783,855, $1,065,517, and ($922,584) for 2024, 2023 and 2022, respectively. The Company’s net income, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was $19,234,026, $17,192,776, and $12,828,487 for 2024, 2023 and 2022, respectively. The Company’s net income over the periods covered in the Pay Versus Performance table increased from $12,828,487 to $19,234,026. In directional alignment, the compensation actually paid to our PEO increased from

$586,040 to $689,580 and the average amount of compensation actually paid to the NEOs as a group (excluding our PEO) increased from ($922,584) to $783,855 over the same period.

Equity Compensation Plan Information

The following table presents information as of December 31, 2024 regarding compensation plans under which equity securities of the Company are authorized for issuance.

(c)
Number of
securities
	(a)			remaining
	Number of		(b)	available for
	securities to be		Weighted-	future issuance
	issued upon		average	under equity
	exercise of		exercise price	compensation
	outstanding		of outstanding	plans (excluding
	options,		options,	securities
	warrants and		warrants and	reflected in
Plan Category	rights (1)		rights (4)	column (a))(2)
Equity compensation plans approved by security holders	178,831	(3)	$—	1,130,382
Equity compensation plans not approved by security holders	—		—	—
Total	178,831		$—	1,130,382

(1)	Represents RSUs and PSUs, assuming target level achievement, outstanding under the Company’s 2023 Equity Incentive Plan and 2014 Equity Incentive Plan.
(2)	Represents shares available for issuance under the Company’s 2023 Equity Incentive Plan.
(3)	Consists of 134,580 RSUs and 44,251 PSUs assuming target level achievement. Consists of 73,791 RSUs and PSUs assuming target level achievement from the 2014 Equity Incentive Plan and 105,040 RSUs and PSUs assuming target level achievement from the 2023 Equity Incentive Plan.
(4)	RSU and PSU awards have no exercise price and are included in column (a).

Limitations of Director Liability and Indemnification of Directors, Officers, and Employees

As permitted by the Delaware General Corporation Law, provisions in our charter and amended and restated bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our charter and amended and restated bylaws provide that:

●	we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and
●	we will advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

We maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control our company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and the insurance are necessary to attract and retain talented and experienced directors and officers.

Director Compensation

Our non-employee director compensation program is designed to attract, retain, and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our shareholders. The program addresses the time, effort, expertise, and accountability required of active Board membership. Directors who are also employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as our employees. Our non-employee directors receive annual cash retainers for service on our Board and committees of our Board as set forth in the table below.

Position	Amount
Base Board Fee	$50,000
Chairman of Audit Committee	$15,000
Chairman of Compensation Committee	$10,000
Member of Audit Committee	$7,500
Member of Compensation Committee	$5,000

Non-employee director fees are paid in arrears in four equal quarterly installments. The non-employee members of our Board are reimbursed for travel, lodging, and other reasonable expenses incurred in attending Board or committee meetings. Non-employee directors receive an annual RSU award of $100,000 with a two-year vesting period. The number of RSUs is determined by dividing the award value of $100,000 by the closing stock price on the grant date.

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by the non-employee members of our Board for the fiscal year ended December 31, 2024. Mr. Susi did not receive compensation for his service as a director in fiscal 2024. Mr. Susi’s compensation for his services as an employee is discussed under the executive compensation narrative and tables above.

2024 Director Compensation

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)(1)		Total ($)
Monty Allen	70,000	99,950	(2)	169,950
James Hawkins	50,000	99,950	(3)	149,950
Hilda Scharen-Guivel	62,500	99,950	(4)	162,450
Anthony Vuoto	67,500	99,950	(5)	167,450

(1)	This amount reflects the aggregate grant date fair value of RSUs granted to our non-employee directors in fiscal 2024 computed in accordance with ASC Topic 718, excluding estimated forfeitures.
(2)	Mr. Allen had an aggregate number of 3,008 unvested stock awards outstanding as of December 31, 2024.
(3)	Mr. Hawkins had an aggregate number of 3,008 unvested stock awards outstanding as of December 31, 2024.
(4)	Ms. Scharen-Guivel had an aggregate number of 4,775 unvested stock awards outstanding as of December 31, 2024.
(5)	Mr. Vuoto had an aggregate number of 3,008 unvested stock awards outstanding as of December 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Review of Related Person Transactions

The Board of Directors has adopted the Code of Ethics, which contains a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Audit Committee shall review the material facts of all related person transactions and either approve or disapprove of the entry into any related person transaction. In determining whether to approve a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Related Person Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of (a) $120,000 or (b) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years in which it was or is to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of any class of the Company’s voting securities, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

Lease of Property - Transaction with our Chairman of the Board, President, and Chief Executive Officer

In January 2014, we entered into a non-cancelable operating lease, commencing July 1, 2014, for our manufacturing and headquarters facility in Winter Springs, Florida owned by Susi, LLC, an entity controlled by our Chairman of the Board, President, and Chief Executive Officer, Roger Susi. Pursuant to the terms of our lease for this property, the monthly base rent is $34,133, adjusted annually for changes in the consumer price index. For the year ended December 31, 2024, the Company paid Susi, LLC $518,348 related to this lease. Under the terms of the lease, we are responsible for property taxes, insurance and maintenance expenses. On May 29, 2024, the Company entered into a lease amendment (the “Lease Amendment”) with Susi, LLC under which it did not exercise the second five-year option because of the Company’s continued construction of a new corporate office and manufacturing facility in Orange County, Florida, to accommodate our increased operations and anticipated growth. Pursuant to the terms of the Lease Amendment, the monthly base rent is $34,133, adjusted annually for changes in the consumer price index, and the Lease Amendment has an expiration date of May 31, 2025, and includes an option to renew on a month-to-month basis for up to six months thereafter. This Lease Amendment does not contain any residual value guarantee or material restrictive covenants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 21, 2025, certain information with respect to the beneficial ownership of our Common Stock by:

●	each of our current named executive officers;
●	each of our directors;
●	all of our directors and current named executive officers as a group; and
●	each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

Except as otherwise noted, the Company believes that each person named below has the sole power to vote and dispose of all shares shown as owned by such person. The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 21, 2025. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of Common Stock beneficially owned are shares of Common Stock underlying options and other derivative securities that are currently exercisable or will become exercisable within 60 days of April 21, 2025. Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and other derivative securities to acquire shares of our Common Stock held by such person that are currently exercisable or exercisable within 60 days of April 21, 2025. The ownership percentage of all executive officers and Directors, as a group, assumes that all seven persons, but no other persons, exercise all options and other derivative securities to acquire shares of our Common Stock held by such persons that are currently exercisable or exercisable within 60 days of April 21, 2025. Except as otherwise noted, the address of each person or entity in the following table is c/o IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percentage(1)
5% Stockholders
BlackRock, Inc.(2)	939,737	7.4%
Nine Ten Capital Management, LLC(3)	905,926	7.1%

Directors and Named Executive Officers
Roger Susi(4)	4,587,950	36.1%
Monty Allen	21,000	*
Jeffrey Chiprin	—	*
John Glenn(5)	14,563	*
James Hawkins	33,545	*
Hilda Scharen-Guivel	4,729	*
Anthony Vuoto	17,181	*
All directors and named executive officers as a group (7 persons)	4,678,968	36.8%

* Indicates less than one percent.

(1)	Percentage of ownership is based on 12,715,109 shares of our Common Stock issued and outstanding as of April 21, 2025.
(2)	Based on a Schedule 13G filed with the SEC on November 8, 2024, reporting beneficial ownership as of September 30, 2024. Consists of 854,438 shares over which BlackRock, Inc. has sole voting power and 939,737 shares over which BlackRock, Inc. has sole dispositive power over the shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2025, reporting beneficial ownership as of December 31, 2024. Consists of 905,926 shares over which Nine Ten Capital Management, LLC has sole voting and dispositive power over the shares. The address for Nine Ten Capital Management LLC is 20 N Wacker Dr, Suite 2825, Chicago, IL 60606.
(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. Includes 162,950 shares of Common Stock held by the Roger E. Susi Revocable Trust, 2,062,500 shares of Common Stock held by the Matthew Susi 2008 Dynasty Trust, and 2,362,500 shares of Common Stock held by the Phillip Susi 2008 Dynasty Trust. Roger Susi is the settlor and trustee of the Roger E. Susi Revocable Trust. Roger Susi is the settlor of the Matthew Susi 2008 Dynasty Trust and the Phillip Susi 2008 Dynasty Trust, which are irrevocable, but for which Roger Susi holds rights as the settlor to substitute the assets of the Matthew Susi 2008 Dynasty Trust and the Phillip Susi 2008 Dynasty Trust in certain circumstances. J. Richard Susi, the brother of Roger Susi, is the trustee for the Matthew Susi 2008 Dynasty Trust and the Phillip Susi 2008 Dynasty Trust.
(5)	Includes 5,796 shares of common stock underlying the RSUs scheduled to vest on June 20, 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file with the SEC reports regarding their ownership and changes in our ownership of our securities. We believe that, during 2024, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exception, due to an administrative error, for a late Form 4 filing by John Glenn on April 4, 2025 to report an acquisition of Common Stock and a related tax withholding of Common Stock in connection with the vesting of RSUs, which occurred on June 20, 2024.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

The Audit Committee has furnished the following report:

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of RSM US LLP, Iradimed’s independent registered public accounting firm for the fiscal year 2024, to audit the consolidated financial statements for conformity with accounting principles generally accepted in the United States of America. The Audit Committee has adopted a written charter describing the functions and responsibilities of the Audit Committee. The Audit Committee charter is available on Iradimed’s website at www.iradimed.com.

In connection with its review of Iradimed’s consolidated financial statements for fiscal year 2024, the Audit Committee has:

●	Reviewed and discussed the audited consolidated financial statements with Iradimed’s management;
●	Discussed with Iradimed’s independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the United

States Securities and Exchange Commission;

●	Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

●	Approved the audit and non-audit services of the independent registered public accounting firm for 2024.

The Audit Committee has also discussed with management and the independent registered public accounting firm, the quality and adequacy of Iradimed’s controls and the internal audit function’s organization, responsibilities, budget, and staffing. The internal audit function is outsourced to an assurance firm separate from our independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope, and identification of audit risks. The Audit Committee has procedures in place to receive and address complaints regarding accounting, internal controls, auditing and other Iradimed issues.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included as presented in Iradimed’s Annual Report on Form 10-K for the year ended December 31, 2024.

Iradimed Corporation

Audit Committee

Monty Allen, Chairman

Anthony Vuoto

Hilda Scharen-Guivel

FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, proposals of stockholders intended to be presented at our 2026 annual meeting of stockholders must be received by our Corporate Secretary, in writing, at 1025 Willa Springs Drive, Winter Springs, Florida 32708 no later than December 31, 2025, which is 120 calendar days before April 30, 2026 - the anniversary of the date this Proxy Statement was released to our stockholders in connection with the Annual Meeting. If, however, the date of the 2026 Annual Meeting is more than 30 calendar days earlier or later than June 19, 2026, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2026 annual meeting of stockholders will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act. Such proposals must comply with SEC requirements related to the inclusion of stockholder proposals in company-sponsored proxy materials.

In addition, under our bylaws regarding a proposal submitted outside the process of Exchange Act Rule 14a-8, a stockholder of record on the date of the giving of the written notice to nominate persons for election as a director or to propose an item of business must follow certain procedures to nominate persons for election as directors or to propose an item of business at an annual meeting of stockholders. These procedures provide that a nomination for director(s) and/or a proposed item of business to be considered at an annual meeting of stockholders must be submitted in writing, including all required information as established by our bylaws, to our Secretary, in writing, at 1025 Willa Springs Drive, Winter Springs, Florida 32708 (our current principal executive offices). Our Secretary must receive such written notice of your intention to nominate persons for election or to propose an item of business at our 2026 annual meeting of stockholders by no later than the close of business on March 21, 2026, which is 90 calendar days before June 19, 2026 - the one-year anniversary of the Annual Meeting - and not earlier than the close of business on February 19, 2026, which is 120 calendar days before June 19, 2026 - the one-year anniversary of the Annual Meeting. However, that in the event that the date of our 2026 annual meeting of stockholders differs by more than 30 calendar days from June 19, 2026, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In the case of an election of directors at a special meeting of stockholders, our Secretary must receive such notice at 1025 Willa Springs Drive, Winter Springs, Florida 32708 (our current principal executive offices) not earlier than the 120th calendar day prior to such special meeting and not later than the close of business on the later of (x) the 90th calendar day prior to such special meeting and (y) the 10th calendar day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 20, 2026, the date that is 60 calendar days prior to the first anniversary of the Annual Meeting, June 19, 2026. This date will change if our 2026 annual meeting of stockholders is 30 calendar days earlier or later than June 19, 2026.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws and the applicable SEC rules.

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DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding”. Under this procedure, two or more stockholders who share an address and last name and did not receive their proxy materials by e-mail will receive only one copy of the 2024 Annual Report and this Proxy Statement, unless we have received contrary instructions from one or more of the stockholders. Any stockholder of record at a shared address to which a single copy of the 2024 Annual Report and this Proxy Statement was delivered may request a separate copy of the 2024 Annual Report and this Proxy Statement. If you would like to request additional copies of this Proxy Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company by writing to us at IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708 Attention: Corporate Secretary or telephoning us at (407) 677-8022.

FURNISHING ANNUAL REPORT ON FORM 10-K

We will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of the 2024 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to us at IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708 Attention: Corporate Secretary.

ANNUAL MEETING PROXY MATERIALS; RESULTS

Copies of this Proxy Statement and proxy materials ancillary hereto may be found on our website at www.iradimed.com and at www.proxyvote.com. We intend to publish final results from the Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge by visiting www.iradimed.com or visiting http://www.sec.gov.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

/s/John Glenn
John Glenn
Corporate Secretary
Dated: April 30, 2025

Winter Springs, Florida

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000677379_1 R1.0.0.2 For Withhold For All All All Except The Board of Directors recommends you vote FOR each of the following: 1. Election of Directors Nominees 01) Roger Susi 02) Monty Allen 03) Anthony Vuoto 04) Hilda Scharen-Guivel 05) James Hawkins IRADIMED CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025; and 3. To approve, on a non-binding advisory basis, the 2024 compensation of the named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000677379_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com IRADIMED CORPORATION Annual Meeting of Stockholders June 19, 2025 10:00 AM EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Iradimed Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2025, and hereby appoint(s) Roger Susi, our Chairman of the Board, Chief Executive Officer, and President, and John Glenn, our Chief Financial Officer, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorize(s) either of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Iradimed Corporation to be held on June 19, 2025, at 10:00 AM, Eastern Daylight Time, and at any adjournments or postponements thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, or any other patterns properly presented for a vote, receipt of which is hereby acknowledged. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" APPROVAL OF PROPOSALS 2 AND 3, AS DESCRIBED IN THE PROXY STATEMENTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side